Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

2Q2010 RESULTS

Successful XIFAXAN550 Launch

June 2010 vs. June 2009 Total Milligram Prescription Growth of 47%

sNDA for XIFAXAN550 for Treatment of Non-Constipation

Irritable Bowel Syndrome Receives Priority Review

(PDUFA-December 7, 2010)

APRISO Total Prescriptions Grow 41% 2Q 2010 vs. 1Q 2010

MOVIPREP Total Prescriptions Grow 10% 2Q 2010 vs. 1Q 2010

RALEIGH, NC, August 9, 2010—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the second quarter ended June 30, 2010.

Total product revenue was $93.8 million for the second quarter of 2010, compared to $52.2 million for the second quarter of 2009. Total product revenue for the first six months of 2010 was $137.9 million compared to $97.0 million for the first six months of 2009. XIFAXAN® revenue for the second quarter of 2010 was $72.4 million, compared to $26.3 million for the second quarter of 2009. XIFAXAN revenue for the first six months of 2010 was $102.3 million compared to $50.4 million for the first six months of 2009.

Total cost of products sold was $17.2 million for the second quarter of 2010 and $27.0 million for the first six months of 2010. Gross margin on total product revenue was 81.7% for the second quarter of 2010 compared to 78.1% for the second quarter of 2009, and 80.4% for the first six months of 2010 compared to 78.0% for the first six months of 2009. Research and development expenses were $23.0 million for the second quarter of 2010 and $41.8 million for the first six months of 2010, compared to $23.3 million and $43.4 million, respectively, for the prior year periods. Selling, general and administrative expenses were $40.8 million for the second quarter of 2010 and $77.3 million for the first six months of 2010, compared to $29.0 million for the second quarter of 2009 and $54.0 million first six months of 2009.

During the second quarter of 2010 the Company recorded a non-cash charge of $30.0 million related to the write-down of the intangible asset related to PEPCID® (famotidine) for Oral Suspension as a result of FDA approval of two generic famotidine oral suspension products in the second quarter of 2010. Including this charge, the Company reported a net loss of $23.6 million or $0.41 per share for the second quarter of 2010. On a non-GAAP basis, excluding this charge and the effect of the convertible note offering closed in June 2010, the Company reported net income of $8.4 million or $0.13 per share, fully diluted, for the quarter. These non-GAAP numbers are not a substitute for GAAP numbers, but we believe they are useful in that they provide period-to-period comparison helpful in analyzing the progress of our business. A reconciliation of these non–GAAP numbers to the related GAAP numbers is included in the financial tables following this press release.

Cash and cash equivalents were $461.2 million as of June 30, 2010.

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We are extremely pleased with the performance of XIFAXAN550 and anticipate ongoing revenue growth as XIFAXAN550 continues to gain traction and build momentum in the hepatic encephalopathy market. During the first eleven weeks of the XIFAXAN550 launch over 4,300 physicians prescribed the product. Our XIFAXAN business, comprised of XIFAXAN 200 mg tablets and XIFAXAN 550 mg tablets, demonstrated prescription growth, on a milligram basis, of 47% for June 2010 compared to June 2009.

“We continue to believe 2010 total Company product revenue will be approximately $334 million, assuming the approval and launch of GIAZO, and that we will be able to generate approximately $0.04 in earnings per share, fully diluted, excluding the impact of the June 2010 convertible senior note offering and the write-down of the PEPCID intangible, for the full year ending December 31, 2010. This 2010 revenue guidance represents 43% growth over 2009 revenue. The current annualized run rates, based on dollarizing the June 2010 prescription data for XIFAXAN, our bowel cleansing products,

APRISO™ and our “other products,” are approximately $232 million, $88 million, $32 million and $25 million, respectively. Based on the full year 2010 guidance provided above, for the third quarter of 2010 we anticipate total Company product revenue should be approximately $73 million and should generate a loss of approximately $0.13 per share, fully diluted, excluding the impact of the convertible note offering closed in June 2010. The decrease in quarterly revenue compared to the second quarter is a result of the initial stocking of XIFAXAN 550 mg tablets during the second quarter for the launch of XIFAXAN 550 mg in hepatic encephalopathy.”

Carolyn Logan, President and Chief Executive Officer, stated, “The launch of XIFAXAN550 to physicians on May 24 was the commercial highlight of the second quarter of 2010. Our sales force is making impressive strides to penetrate and gain market share in the hepatic encephalopathy market. XIFAXAN550 is indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients 18 years of age and older. Since the product has been available, the response from physicians as well as from payors has been overwhelmingly positive. The results of our Phase 3 trial of XIFAXAN550 in the treatment of hepatic encephalopathy, published in the March 25, 2010 edition of The New England Journal of Medicine—highlighting the 58% reduction in the risk of experiencing a breakthrough overt HE episode and the 50% reduction in the risk of experiencing HE-related hospitalization—is resonating well with both audiences. The data generated from our Phase 3 trial serves as the platform for our sales representatives to educate physicians regarding appropriate length of therapy, appropriate dosing and the need to initiate therapy sooner rather than later in order to reduce the risk of recurrent overt episodes.

“XIFAXAN550 is now on the formulary of all 50 state Medicaid programs, as well as numerous private managed care providers. Over the past few years, the number of HE-related hospitalizations has steadily increased. Currently HE-related complications are responsible for an estimated one-half to one-third of all hospitalizations for cirrhosis. These hospitalizations come at a high cost. Data from 2007 indicate that, on average, an HE-related hospitalization requires a 6-day stay at a cost approaching $30,000. We believe XIFAXAN550 should be a welcomed therapeutic intervention and should contribute to the reduction of the recurrence of overt HE as well as the number of hospitalizations associated with this serious and costly condition.

“MOVIPREP® and APRISO continued to demonstrate impressive growth during the second quarter of 2010. MOVIPREP prescriptions increased 10% during the quarter compared to the first quarter of 2010. APRISO prescriptions have achieved uninterrupted month-over month growth since the product’s launch in March 2009. APRISO prescriptions increased 41% during the second quarter of 2010 compared to the first quarter of 2010.

“On the product development front, we were pleased to announce the acceptance for filing and priority review designation of our sNDA for XIFAXAN550 for the proposed indication of treatment of non-constipation irritable bowel syndrome and IBS-related bloating with a PDUFA date of December 7, 2010. Data from the Company’s two Phase 3 pivotal trials demonstrated that a 14–day course of XIFAXAN550, taken three times daily, achieved adequate relief of IBS symptoms in a significantly greater proportion of patients during the first four weeks following two weeks of treatment, as well as over three months (2–week treatment plus 10–week follow–up), compared with placebo. The two 600–subject randomized, double–blind, placebo–controlled, trials were conducted simultaneously in approximately 180 study centers throughout the United States and Canada. Subjects received rifaximin or placebo (1:1 randomization) for 14 days and then were followed for 10 weeks for study duration of 12 weeks. Market research indicates healthcare providers and patients are not satisfied with current treatment options for IBS. We believe XIFAXAN550 has the potential to provide a solution for this widespread condition by means of its utility to treat the underlying cause of IBS.

“In May we announced that the United States Patent and Trademark Office had issued a patent relating to a method of treating a subject suffering from irritable bowel syndrome. This patent should provide protection until August 2019. We view patent protection as an essential component of our product life cycle management strategy and are pleased to secure this additional protection for rifaximin’s intellectual property.

“The development of crofelemer and budesonide foam progressed during the second quarter of 2010. We have completed patient enrollment in the crofelemer ADVENT Phase 3 trial. Patient enrollment in Stage 1 and Stage 2 of ADVENT, combined, totaled 386. Currently we anticipate filing the crofelemer NDA in the first quarter of 2011. In addition, patient enrollment is ongoing in our two identically designed Phase 3, multi-center, double-blind, randomized, placebo-controlled studies evaluating the effectiveness and safety of budesonide rectal foam for the treatment of mild to moderate ulcerative proctitis or proctosigmoiditis.

“Salix continues to pursue its goal of being the leading U.S. specialty pharmaceutical company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders. Key components of our growth strategy include the in-licensing of late-stage and marketed products and the commercialization of our products by means of effective marketing and sales activities. These activities require financial resources, and in May 2010 we raised $345 million by means of a public offering of convertible senior notes. We intend to utilize these funds to continue the expansion of our business as we prepare for the approval and commercialization of XIFAXAN550 for non-C IBS and other products in our development portfolio and as we continue to pursue the acquisition of additional products and product candidates.”

The Company will host a conference call at 5:00 p.m. ET, on Monday, August 9, 2010. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (888) 334-3032 (U.S. and Canada) or (719) 325-2331 (international.) The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 4276172.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, METOZOLV® ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information and important safety information, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, on Salix products, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Table follows

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Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our need to return to profitability; market acceptance for approved products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$93,773	$52,234	$137,850	$97,008
Revenue from collaborative agreements	—	—	—	—

Total revenues	93,773	52,234	137,850	97,008
Costs and Expenses:
Cost of products sold	17,160	11,411	26,959	21,316
Amortization of product rights and intangible assets	2,809	2,501	5,617	5,003
Intangible impairment charge	30,035	—	30,035	—
Research and development	23,022	23,337	41,778	43,411
Selling, general and administrative	40,776	28,995	77,304	54,010

Total costs and expenses	113,802	66,244	181,693	123,740
Loss from operations	(20,029)	(14,010)	(43,843)	(26,732)
Interest and other income, net	(3,356)	(1,354)	(4,743)	(2,645)

Loss before provision for income tax	(23,385)	(15,364)	(48,586)	(29,377)
Provision for income tax	(222)	47	(225)	94

Net loss	$(23,607)	$(15,317)	$(48,811)	$(29,283)

Net loss per share, basic	$(0.41)	$(0.32)	$(0.86)	$(0.61)

Net loss per share, diluted	$(0.41)	$(0.32)	$(0.86)	$(0.61)

Weighted average shares outstanding, basic	56,958	48,240	56,677	48,175

Weighted average shares outstanding, diluted	56,958	48,240	56,677	48,175

Reconciliation of GAAP Amounts to Non-GAAP Amounts:

(In thousands, except per share data)

We are disclosing our non-GAAP Condensed Consolidated Statements of Operations, as adjusted, to eliminate the impact of the intangible impairment charge related to Pepcid that occurred in June 2010, and the effect of the convertible debt offering closed in June 2010. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability since there were not comparable events in 2009 However, you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures follows.

	Three Months Ended			Six Months Ended
	June 30, 2010	Non-GAAP Adjustments	June 30, 2010 - Non-GAAP as adjusted	June 30, 2010	Non-GAAP Adjustments	June 30, 2010 - Non-GAAP as adjusted
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$93,773		$93,773	$137,850	$—	$137,850
Revenue from collaborative agreements	—	—	—	—	—	—

Total revenues	93,773	—	93,773	137,850	—	137,850
Costs and Expenses:
Cost of products sold	17,160		17,160	26,959	—	26,959
Amortization of product rights and intangible assets	2,809	—	2,809	5,617	—	5,617
Intangible impairment charge	30,035	(30,035)	—	30,035	(30,035)	—
Research and development	23,022	—	23,022	41,778	—	41,778
Selling, general and administrative	40,776		40,776	77,304	—	77,304

Total costs and expenses	113,802	(30,035)	83,767	181,693	(30,035)	151,658
Income from operations	(20,029)	30,035	10,006	(43,843)	30,035	(13,808)
Interest and other income, net	(3,356)	1,987	(1,369)	(4,743)	1,987	(2,756)

Income (loss) before provision for income tax	(23,385)	32,022	8,637	(48,586)	32,022	(16,564)
Provision for income tax	(222)	—	(222)	(225)	—	(225)

Non-GAAP Net income (loss), as adjusted	$(23,607)	$32,022	$8,415	$(48,811)	$32,022	$(16,789)

Non-GAAP Net income (loss) per share, basic	$(0.41)	$0.56	$0.15	$(0.86)	$0.56	$(0.30)

Non-GAAP Net income (loss) per share, diluted	$(0.41)	$0.56	$0.13	$(0.86)	$0.56	$(0.30)

Weighted average shares outstanding, basic	56,958	56,958	56,958	56,677	56,677	56,677

Weighted average shares outstanding, diluted	56,958	56,958	65,090	56,677	56,677	56,677

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Cash, cash equivalents	$461,245	$192,512
Accounts receivable, net	112,459	98,248
Inventory, net	30,929	24,341
Other assets	183,917	227,939

Total Assets	$788,550	$543,040

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$419,120	$173,016

Total liabilities	419,120	173,016
Common stock	57	56
Additional paid-in-capital	614,148	565,932
Accumulated deficit	(244,775)	(195,964)

Total stockholders’ equity	369,430	370,024

Total Liabilities and Stockholders’ Equity	$788,550	$543,040